EXHIBIT 23.2
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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Rexall Sundown, Inc. on Post-Effective Amendment No. 2 to the Form S-3 (Registration Statement No. 333-07883) of our report dated October 7, 1998, except for the fourth paragraph of Note 15 as to which date is November 24, 1998, on our audits of the consolidated financial statements and financial statement schedule of Rexall Sundown, Inc. as of August 31, 1998 which report appears in the annual report on Form 10-K of Rexall Sundown, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts."



PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
May 5, 1999